Exhibit 99.1

Contact: Kammy Reece

Chevron Phillips Chemical Company LP

Phone: 832.813.4838

E-mail: reecekn@cpchem.com

Facilities Assessing Damage from Hurricane Rita

THE WOODLANDS, TEXAS (September 26, 2005) – Chevron Phillips Chemical Company LP (Chevron Phillips Chemical) is in the process of resuming its operations in the Texas-Louisiana Gulf Coast region after Hurricane Rita made landfall early Saturday morning, September 24, 2005.

In response to the hurricane, Chevron Phillips Chemical shut down its processing units in the region in accordance with the company’s hurricane preparedness procedures.  Now that the storm has passed, essential personnel are on-site assessing damages.  Early indications are that six of the company’s eight plants in the area suffered no significant damage.  The company is taking immediate steps to resume safe and timely operations at these sites.

Chevron Phillips Chemical’s two facilities most impacted by Hurricane Rita are the Port Arthur and Orange plants.  Extensive community damage and power outages in this region complicate the safe return of personnel as well as access to resources to assess and commence repairs.

The company is working with its customers to mitigate supply issues caused by the storm.  Any necessary product interruptions or allocations will be communicated directly to customers.

Chevron Phillips Chemical plants that were shutdown based on the company’s hurricane preparedness procedures include:

•                  Cedar Bayou Facility in Baytown, Texas

•                  Drilling Specialties Plant in Conroe, Texas

•                  Houston Compounding Facility in La Porte, Texas

•                  Orange Chemical Facility in Orange, Texas

•                  Pasadena Plastics Complex in Pasadena, Texas

•                  Port Arthur Facility in Port Arthur, Texas

•                  St. James Facility in St. James, Louisiana

•                  Sweeny Facility in Old Ocean, Texas

About Chevron Phillips Chemical

Chevron Phillips Chemical Company LLC and its affiliates produce chemicals that are essential to manufacturing over 70,000 consumer and industrial products.  This includes olefins and polyolefins, aromatics, alpha olefins, styrenics, specialty chemicals, piping and proprietary plastics.  The company has nearly $7 billion in assets, operates 37 manufacturing and research facilities in eight countries, and employs approximately 5,300 persons worldwide.  The company is owned equally by Chevron Corporation and ConocoPhillips.  For more information, visit www.cpchem.com.

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